Shatswell MacLeod & Co., P.C.
                                   83 Pine St.
                              W. Peabody, MA 09160


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, MA 02540


     We consent to the use of our report dated October 18, 1996, except for Note 14, as to which the date is November 19, 1996, included herein relating to the financial condition of Falmouth Bancorp, Inc. as of September 30, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the year ended September 30, 1996.


                                                   Shatswell MacLeod & Co., P.C.



December 23, 1996
West Peabody, Massachusetts